Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2026 (June 8, 2026 as to the effects of the reverse stock split described in Note 17), relating to the financial statements of Bending Spoons S.p.A. and subsidiaries appearing in Registration Statement No. 333-296573 on Form F-1.

/s/ Deloitte & Touche S.p.A.

Milan, Italy

July 27, 2026